                                 Exhibit 11.1


                       DIGITAL TRANSMISSION SYSTEMS, INC.

             STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (LOSS)
                      For periods ending December 31, 1996

                                                    THREE MONTHS        SIX MONTHS
                                                    ------------       -----------
Common shares outstanding
 at the beginning of the period                       3,959,528          3,920,700

Net effect of shares granted for
 options exercised during the
 period                                                      50             19,612
                                                     ----------        -----------

Total                                                 3,959,578          3,940,312
                                                     ==========        ===========

Net income (loss) applicable to
common stockholders                                   ($667,000)       ($1,344,000)
                                                    ===========       ============


Net income (loss) per share applicable
to common stockholders                                   ($0.17)            ($0.34)
                                                     ==========        ===========


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